Exhibit 99.2

The Schering-Plough Board recommends a vote FOR proposals 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among Schering-Plough Corporation, Merck & Co., Inc., Blue, Inc., and Purple, Inc., dated as of March 8, 2009 and the issuance of shares of common stock in the merger contemplated by the Merger Agreement.	The Schering-Plough Board Recommends

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	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Approve any adjournment of the Schering-Plough Special Meeting (including, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the issuance of shares of common stock in the merger).	The Schering-Plough Board Recommends

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	FOR ☐	AGAINST ☐	ABSTAIN ☐
Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card, and there is no need for you to mail back your card.

Signature	Date
Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears on this card. When signing as attorney, trustee, etc., give full title.

Ù FOLD AND DETACH HERE Ù
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
The internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on [    ], 2009.
For Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan participants, to allow sufficient time for the trustee to vote your plan shares,
voting facilities will close at 5:00 p.m. Eastern Time on [    ], 2009.
Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card.

INTERNET http://www.eproxy.com/sgp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE [ ] Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy and voting instruction card.
To vote by mail, mark, sign and date your proxy and voting instruction card and return it in the enclosed postage-paid envelope.

SCHERING-PLOUGH CORPORATION — PROXY AND VOTING INSTRUCTION
SOLICITED ON BEHALF OF THE SCHERING-PLOUGH BOARD OF DIRECTORS
SPECIAL MEETING OF SHAREHOLDERS, [    ], 2009
     I appoint Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf individually as proxies, each with full power of substitution, to vote all of my Schering-Plough Corporation common shares entitled to vote at the Special Meeting of Shareholders to be held at [    ], on [    ], 2009, and at any and all adjournments or postponements of that meeting, as directed on the other side of this card and, in their discretion, upon any other business that may properly come before the meeting. I revoke any proxy previously given for the same shares.
     The proxy is solicited on behalf of the Schering-Plough Board of Directors. This proxy when properly executed will be voted in the manner directed on the reverse side of this card. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Schering-Plough Board of Directors.
     For participants in the Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan: in accordance with the provisions of the plans, I direct the trustee of such plans to sign a proxy for me in substantially the form set forth on the reverse side of this card. Voting rights will be exercised by the trustee as directed. If the trustee does not receive voting instructions for shares credited to company stock account(s) under the plans, it will vote those shares in the same proportion as shares held under each respective plan for which voting instructions were timely received.
(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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SCHERING-PLOUGH CORPORATION
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
2009 SPECIAL MEETING OF SHAREHOLDERS
Dear Shareholder:
     A Special Meeting of Shareholders of Schering-Plough Corporation will be held at [    ], on [    ], 2009 at [    ] for the purpose of voting on the proposed Agreement and Plan of Merger between, among others, Schering-Plough Corporation and Merck & Co., Inc.
     To be certain that your vote is counted, we urge you to complete and sign the proxy and voting instruction card above, detach it from this letter, and return it in the prepaid envelope enclosed in this package. Alternatively, you can vote by internet or telephone by following the instructions on the opposite side of this card.
     Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please write to BNY Mellon at the address found in your proxy statement and an admission ticket will be sent to you. To be admitted, you must present both the admission ticket and a photo identification.
Susan Ellen Wolf
Corporate Secretary and
Vice President — Governance
[     ], 2009